Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On May 4, 2017 (the “Effective Time”), PharmAthene, Inc. (“PharmAthene”) completed its business combination with Altimmune, Inc. (“Altimmune”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 18, 2017 (as amended on March 29, 2017, the “Merger Agreement”, included elsewhere in this Current Report on Form 8-K), by and among PharmAthene, Mustang Merger Sub Corp I Inc. (“Merger Sub Corp”), Mustang Merger Sub II LLC (“Merger Sub LLC”) and Altimmune, pursuant to which (i) Merger Sub Corp merged with and into Altimmune, with Altimmune surviving as the surviving corporation in such merger (“Merger 1”), and immediately thereafter, Altimmune merged with and into Merger Sub LLC, with Merger Sub LLC surviving as the surviving entity in such merger (“Merger 2” and together with Merger 1, each a “Merger” and collectively the “Mergers”).

Also on May 4, 2017, in connection with and prior to completion of, the Mergers, PharmAthene effected a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”) and, following the Mergers, changed its name to “Altimmune, Inc.” (the “Company”) Unless otherwise noted herein, all references to share and per share amounts reflect the Reverse Stock Split. Following the completion of the Mergers, the business being conducted by the Company became primarily the business formerly conducted by Altimmune, which is a clinical stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease.

Under the terms of the Merger Agreement, the Company retained PharmAthene’s outstanding common stock that had been adjusted for Reverse Stock Split, and issued shares of its common stock to Altimmune’s stockholders, at an exchange ratio of 0.749106 of a share of common stock (post Reverse Stock Split), in exchange for each share of Altimmune common stock outstanding as of the Effective Time. The Company also retained all the outstanding PharmAthene stock options and warrants, and assumed all of the Altimmune stock options and warrants, each representing the right to purchase a number of shares of the Company’s common stock equal to 0.749106 multiplied by the number of shares of Altimmune’s common stock previously represented by such stock options and warrants, as applicable.

Although PharmAthene was the issuer of the shares and the legal acquirer in the transaction, following the closing, shareholders of the Company held 58.2% of the voting interest of the combined entity and controlled the Company. As a result, for accounting purposes, the Mergers have been accounted for as a reverse merger, and the assets and liabilities of PharmAthene have been recorded at their estimated fair value. The preliminary consideration used in applying the acquisition method aggregated $44.7 million, representing the fair value of the shares of the combined company retained by PharmAthene shareholders and the estimated fair value of vested stock options and warrants of PharmAthene which remained outstanding and were assumed by the Company following the closing of the Mergers.

In addition to the operating assets and liabilities of PharmAthene, the Company also acquired PharmAthene’s tax attributes, which primarily consisted of net operating loss and credit carryforwards. No net asset has been recognized for these attributes, as recoverability is not considered to be more likely than not. A full valuation allowance has been provided against the PharmAthene deferred tax assets. For accounting purposes, the historical financial statements of the Company have not been adjusted to reflect the Merger, other than adjustments to the capital structure of the Company to reflect the historical capital structure of PharmAthene. No other adjustments to the Company’s assets and liabilities have been made as a result of the Mergers. Immediately following the Effective Time of the Mergers, there were 15,450,602 shares of the Company’s common stock outstanding (post Reverse Stock Split).

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and for the year ended December 31, 2016 give effect to the Mergers as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 assumes that the Mergers took place on that date.

The unaudited condensed statements of operations for the year ended December 31, 2016, as reported, were derived from (i) PharmAthene’s audited consolidated financial statements as of and for the year ended December 31, 2016, as included in its Annual Report on Form 10-K incorporated herein by reference and (ii) Altimmune’s audited consolidated financial statements as of and for the year ended December 31, 2016 included elsewhere herein;

These unaudited pro forma condensed combined statements of operations are not necessarily reflective of the Company’s results of operations had the Mergers been completed on the date assumed. In addition, they are not necessarily indicative of the Company’s future results of operations or financial condition. The unaudited pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Mergers with assistance provided by an independent third-party valuation firm based on information currently available.

These unaudited pro forma condensed combined financial statements include adjustments which give effect to the events that are directly attributable to the Mergers, expected to have a continuing impact on the Company and which are factually supportable.

Altimmune, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

	PharmAthene, Inc., as Reported	Altimmune, Inc., as Reported	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$15,782,402	$2,737,708	$—		$18,520,110
Accounts receivable, net	1,040,728	253,382	—		1,294,110
Income tax receivable	1,001,315	204,071	—		1,205,386
Prepaid expenses and other current assets	467,642	1,026,357	—		1,493,999

Total current assets	18,292,087	4,221,518	—		22,513,605
Property and equipment, net	87,937	205,346	—		293,283
Intangible assets, net	—	15,197,632	18,888,000	(d)	34,085,632
Other noncurrent assets	—	22,248	—		22,248
Goodwill	2,348,453	19,067,051	16,069,427	(a) (d)	37,484,931

Total assets	$20,728,477	$38,713,795	$34,957,427		$94,399,699

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities
Current portion of notes payable	$—	$3,809,327	$(3,547,194)	(f)	$262,133
Accounts payable	839,465	3,580,807			4,420,272
Accrued expenses and other current liabilities	1,339,618	1,403,850	(15,152)	(f)	2,728,316
Other short-term liabilities	55,497	60,554			116,051

Total current liabilities	2,234,580	8,854,538	(3,562,346)		7,526,772
Note payable, net of current portion	—	534,791	—		534,791
Deferred tax liability	442,589	—	7,112,611	(a) (d)	7,555,200
Other long-term liabilities	—	221,580	—		221,580

Total liabilities	2,677,169	9,610,909	3,550,265		15,838,343

Stockholders’ equity
Convertible preferred stock	—	8,000	(8,000)	(c)	—
Common stock	6,882	92,413	(97,750)	(b) (c) (f)	1,545
Additional paid-in capital	50,111,875	71,835,679	2,482,700	(a) (b) (c) (d) (e) (f)	124,430,254
Accumulated deficit	(32,067,449)	(35,838,230)	29,030,212	(b) (e) (f)	(38,875,467)
Accumulated other comprehensive loss	—	(6,994,976)	—		(6,994,976)

Total stockholders’ equity	18,051,308	29,102,886	31,407,162		78,561,356

Total liabilities, preferred stock and stockholders’ equity	$20,728,477	$38,713,795	$34,957,427		$94,399,699

See accompanying notes to unaudited pro forma condensed combined financial statements.

Altimmune, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2016

	PharmAthene, Inc., as Reported	Altimmune, Inc., as Reported	Pro Forma Adjustments	Notes	Pro Forma Combined
License revenue	$—	$410,102	$—		$410,102
Research grants and contracts	5,230,196	2,826,073	—		8,056,269

Total revenue and grants and contracts	5,230,196	3,236,175	—		8,466,371

Operating expenses
Research and development	4,836,035	7,221,460	—		12,057,495
General and administrative	11,515,071	7,106,378	(1,203,397)	(e)	17,418,052
Depreciation	143,437	—	—		143,437

Total operating expense	16,494,543	14,327,838	(1,203,397)		29,618,984

Operating loss	(11,264,347)	(11,091,663)	1,203,397		(21,152,613)
Other income (expense):
Interest income (expense)	168,150	(37,452)	—		130,698
Income from litigation settlement	217,068,969	—	—		217,068,969
Change in fair value of derivative instruments	(957,070)	—	—		(957,070)
Other income	7,847	42,303	—		50,150

Total other income (expense), net	216,287,896	4,851	—		216,292,747

Net income (loss) before income tax benefit	205,023,549	(11,086,812)	1,203,397		195,140,134
Provision for income taxes	11,169,376	—	—		11,169,376

Net (loss) income	$193,854,173	$(11,086,812)	$1,203,397		$183,970,758
Accumulated dividends on preferred stock	—	(368,548)	368,548	(h)	—

Net income (loss) attributed to common stockholders	$193,854,173	$(11,455,360)	$1,571,945		$183,970,758

Weighted-average common shares outstanding, basic		9,226,376	5,229,011	(g)	14,455,387

Net (loss) income per share attributable to common stockholders, basic		$(1.24)			$12.73

Weighted-average common shares outstanding, diluted		9,226,376	6,062,694	(g)	15,289,070

Net (loss) income per share attributable to common stockholders, diluted		$(1.24)			$12.03

See accompanying notes to unaudited pro forma condensed combined financial statements.

Altimmune, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2017

	PharmAthene, Inc., as Reported	Atlimmune, Inc., as Reported	Pro Forma Adjustments	Notes	Pro Forma Combined
License revenue	$—	$4,938	$—		$4,938
Research grants and contracts	804,071	294,633	—		1,098,704

Total revenue and grants and contracts	804,071	299,571	—		1,103,642

Operating expenses
Research and development	725,797	2,786,122	—		3,511,919
General and administrative	3,228,590	2,030,516	(2,341,279)	(e)	2,917,827
Depreciation	33,007	—	—		33,007

Total operating expense	3,987,394	4,816,638	(2,341,279)		6,462,753

Operating loss	(3,183,323)	(4,517,067)	2,341,279		(5,359,111)
Other income (expense):
Interest income (expense)	74,977	(60,603)	53,422	(f)	67,796
Change in fair value of derivative financial instruments	(90,191)	—	—		(90,191)
Other expense	(375)	(1,111)	—		(1,486)

Total other (expense) income, net	(15,589)	(61,714)	53,422		(23,881)

Net (loss) income before income tax (benefit)	(3,198,912)	(4,578,781)	2,394,701		(5,382,992)
Income tax benefit	1,001,315	—	—		1,001,315

Net (loss) income	$(2,197,597)	$(4,578,781)	$2,394,704		$(4,381,677)
Accumulated dividends on preferred stock	—	(118,356)	118,356	(h)	—

Net loss attriburted to common stockholders	$(2,197,597)	$(4,697,137)	$2,513,057		$(4,381,677)

Weighted-average common shares outstanding, basic and diluted		9,234,618	5,887,717	(g) (i)	15,122,335

Net loss per share attributable to common stockholders, basic and diluted		$(0.51)			$(0.29)

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are intended to show how the Mergers might have affected the historical financial statements if the Mergers had been completed on January 1, 2016 for the purposes of the pro forma condensed combined statements of operations and the Mergers had been completed on March 31, 2017 for the purposes of the pro forma condensed combined balance sheet.

Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) have been condensed or omitted in these pro forma condensed combined financial statements as permitted by SEC rules and regulations.

The pro forma adjustments reflect the Mergers as a reverse acquisition business combination, using the acquisition method of accounting.

2.	Accounting for the Mergers

On January 18, 2017, PharmAthene agreed to acquire 100% of the outstanding capital stock of Altimmune in a tax-free reorganization pursuant to section 368(a) of the Internal Revenue Code. The Company has concluded that Altimmune is the accounting acquirer in the Mergers and that the Mergers will be accounted for as a reverse merger business combination in accordance with the acquisition method of accounting.

Pursuant to the acquisition method, the purchase consideration is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, with any excess of the purchase consideration over the estimated fair values of the identifiable net assets acquired being recorded as goodwill. PharmAthene’s accounting policies and practices did not materially differ from Altimmune’s accounting policies and practices.

Fair value of consideration transferred

The fair value of the merger consideration was determined based on the value of PharmAthene’s outstanding shares of common stock, options, and warrants retained by the Company. The common shares, options, and warrants are valued using the trading price through the close of business on the Effective Time.

Fair value of assets acquired and liabilities assumed

The following table summarizes the allocation of the merger consideration to the assets acquired and liabilities assumed, based on their preliminary estimated fair values as of March 31, 2017, the assumed date for purpose of preparing these pro forma financial statements, and the closing date of May 4, 2017, as follows:

	As of March 31, 2017	As of May 4, 2017
Estimated fair value of merger consideration	$44,729,880	$44,729,880

Estimated fair value of tangible assets acquired:
Cash and cash equivalents	$15,782,402	$13,685,000
Accounts receivables	1,040,728	1,124,000
Prepaid expenses and other current assets	1,468,957	2,042,000
Property and equipment	87,937	76,000

	18,380,024	16,927,000
Identifiable intangible assets acquired:
In-process research and development (“IPR&D”) asset	18,888,000	18,888,000

Total assets acquired	37,268,024	35,815,000

Liabilities assumed:
Accounts payable and accruals	2,234,580	1,948,000
Deferred tax liability	7,555,000	7,555,000

Total liabilities assumed	9,789,580	9,503,000

Net assets acquired	24,478,444	26,312,000

Goodwill	$17,251,436	$18,417,880

IPR&D asset and goodwill are considered indefinite lived assets. The Company determined the estimated fair value of the IPR&D asset using the Multi-Period Excess Earnings Method (“MPEEM”). The MPEEM is a variation of the Income Approach that is often used to value a business’s primary, or primary income generating, asset, or an intangible asset for which application of other valuation approaches, or methods, is determined to likely result in a less reliable indication of value. In applying the MPEEM, the goal is to estimate the future economic earnings attributable to the subject intangible asset. This method requires the application of contributory asset capital charges that reflects the cost of using other assets (tangible and intangible) in generating the economic earnings attributable to the subject asset. Key unobservable inputs used in the MPEEM included forecasts of the operating results that would be expected from use of the IPR&D asset in consideration of the Company’s planned business model which included third-party R&D, manufacturing and marketing, and an estimated discount rate to the adjusted debt-free net cash flows. The Mergers were structured as a tax-free reorganization and therefore the Company received carryover basis in the assets and liabilities acquired; accordingly, the Company recognized net deferred tax liabilities associated with the Mergers with a preliminary estimated fair value of approximately $7.6 million. The net deferred tax liabilities do not result in a reduction of Altimmune’s existing valuation allowance since the indefinite-lived intangible asset is not considered a future source of taxable income due to uncertainty around the period in which these indefinite-lived assets would begin amortizing or would be written off. As a result, when such determination can be made, a significant adjustment to recognize these tax assets would result.

The pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Mergers based on a preliminary valuation study performed by an independent third-party valuation firm based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values and estimated useful lives, including with respect to IPR&D asset, among other things, are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the balance sheet and/or statement of operations.

After the Mergers, the Company’s legal capital structure (i.e., its outstanding shares of common stock at par value) is reflected as the combined entity’s common stock outstanding, and the combined entity’s statements of operations will include Altimmune’s and PharmAthene’s activities. Historical financial statements will solely reflect Altimmune’s activities, as predecessor entity.

3.	Pro Forma Adjustments

The following represent the pro forma adjustments made to the historical financial statements:

(a)	PharmAthene’s balance sheet as of March 31, 2017 was adjusted to eliminate goodwill of $2.3 million resulting from PharmAthene’s prior business combinations and the corresponding deferred tax liability of $442,600.

(b)	Immediately prior to the Mergers, PharmAthene effected a 1-for-10 reverse stock split. All historical PharmAthene equity shares and the per share price, including those related to its options and warrants, were adjusted to reflect the reverse stock split. In addition, the remaining PharmAthene accumulated deficit of $32.1 million and additional paid-in capital of $50.1 million were excluded from the pro forma condensed combined balance sheet at March 31, 2017.

The replacement options and warrants were recorded at the transaction date fair value, but retained the same vesting terms as the original PharmAthene common stock options and warrants. The portion of the replacement option and warrant awards attributable to pre-combination services was accounted for as a component of the transaction consideration and the amount was negligible. The fair value of the replacement option and warrant awards attributable to post-combination services will be recognized over the remaining vesting terms.

(c)	In connection with the Mergers, the Company recapitalized its equity shares, specifically, (i) the conversion of the outstanding 800,000 shares of Series B preferred stock into Class A Common Stock on a 1-for-1 basis; (ii) the conversion of the outstanding 38,836 shares of the Company’s Class B Common Stock into Class A Common Stock on a 1-for-1 basis; (iii) the conversion of the outstanding principal and accrued interest totaling $4.2 million on the convertible Notes into 422,817 Class A Common Stock; (iv) the resulting combined 10,464,193 shares of outstanding Class A Common Stock were re-designated as common stock; (v) 53,074 shares of the Company’s common stock were issued pursuant to the accelerated vesting of restricted stock; (vi) 881,921 shares of the Company’s common stock were issued as a result of warrant exercises; (vii) the resulting outstanding common stock of the Company totaling 11,399,188 shares were adjusted for the exchange rate of 0.749106 into 8,539,263 shares of the combined entity common stock with a par value of $0.0001.

(d)	A significant adjustment to assets acquired in the Mergers related to the recognition of the estimated fair value of the PharmAthene IPR&D asset of $18.9 million, and goodwill of $18.4 million representing the total of assets acquired net of total liabilities assumed from PharmAthene. For U.S. GAAP purposes, IPR&D assets are generally carried as indefinite-life intangible assets and are not amortized until such time as development is complete, in which case amortization begins, or development is abandoned, in which case the asset is expensed. During 2016 and 2017, these technologies continue to be under development and no amortization would have been recorded related to these assets. Goodwill and the IPR&D asset will be evaluated each year for impairment, and adjustments to the carrying value of goodwill or the IPR&D asset may be required. There are no conditions currently present that would indicate that goodwill and IPR&D are impaired. As a result, there are no adjustments required to these assets that would affect the unaudited pro forma condensed combined statements of operations. Once development is complete, which is expected to occur in 2023, depending on the product candidate in question, the Company will begin amortizing the IPR&D asset over its estimated useful live, expected to be 15 years. There is no assurance that the Company will be able to develop these technologies and obtain the benefits of the IPR&D asset.

(e)	In connection with the Mergers, Altimmune incurred direct and incremental costs, primarily professional fees which were expensed as incurred. Such transaction costs included $671,000 incurred during the year ended December 31, 2016 and $803,000 incurred during the three months ended March 31, 2017. Similarly, PharmAthene incurred direct and incremental acquisition costs totaling $532,000 during the year ended December 31, 2016 and $1.5 million during the three months ended March 31, 2017. These transaction costs were excluded from general and administrative expenses in the accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017.

(f)	In connection with the conversion of outstanding principal and accrued interest of the Company’s convertible Notes as described in Note (c), the unamortized debt issuance discount of $535,000 and deferred financing costs of $108,000 were also excluded from the pro forma combined balance sheet as of March 31, 2017. Similarly, interest expense totaling $53,000 was excluded from the combined statement of operations for the three months ended March 31, 2017. There was no interest expense incurred on the convertible Notes during the year ended December 31, 2016.

(g)	As described in Note (c), the Company recapitalized its equity securities in connection with the Mergers. On a pro forma basis, all of the common stock issuances resulting from the recapitalization were treated as if they occurred on January 1, 2016. The pro forma adjustment to the weighted-average common shares outstanding, basic and diluted, for the full year 2016 reflects 100% of the effect of the recapitalization as if it occurred on January 1, 2016.

(h)	As described in Note (c), to facilitate the Mergers, all 800,000 outstanding shares of the Company’s Series B preferred stock were converted into Class A Common Stock and subsequently re-designated as common stock. On a pro forma basis, Series B preferred stock dividends accrued during the year ended December 31, 2016 totaling $368,500 and during the three months ended March 31, 2017 totaling $118,300 were reversed as if shares of the Series B preferred stock were converted and re-designated into common stock on January 1, 2016.

(i)	In addition to the combined shares of Altimmune equity and PharmAthene equity retained in the Mergers, the Company retained 123,003 shares of PharmAthene’s stock options and 4,658 shares of its warrants. The pro forma adjustment for the three months ended March 31, 2017 reflects the issued common stock described in Notes (b) and (c), and excludes the impact of in-the-money stock options as the effect would be anti-dilutive.

4.	Pro Forma Weighted Average Common Shares Outstanding

A reconciliation of weighted average common shares outstanding, as reported, and the pro forma impact of the Mergers, is summarized as follows:

	For the Year Ended December 31, 2016	For the Three Months Ended March 31, 2017
Weighted average common shares outstanding, basic, as reported	9,226,376	9,234,618

Pro forma adjustments as of the pro forma acquisition date of January 1, 2016:
Effect of applying the 0.749106 share exchange rate to Altimmune equity shares	(2,314,842)	(2,316,910)
Conversion of Altimmune preferred stock into common stock	458,878	—
Pro forma effect of warrant net share exercises	467,664	1,659
Reversal of split-adjusted outstanding PharmAthene common shares retained by PharmAthene shareholders	6,438,209	—
Conversion of convertible Notes principal and accrued interest	76,677	57,693
Exercises of stock options	65,029	46,073
Vesting of restricted shares	37,397	—
Carryover effect of adjustments included in the December 31, 2016 pro forma weighted average common shares outstanding:
Conversion of Altimmune preferred stock into common stock	—	599,284
Pro forma effect of warrant net share exercises	—	610,758
Reversal of split-adjusted outstanding PharmAthene common shares retained by PharmAthene shareholders	—	6,438,209
Conversion of convertible Notes principal and accrued interest	—	76,677
Exercises of stock options	—	249,291
Vesting of restricted shares	—	124,983

Total pro forma adjustments	5,229,011	5,887,717

Pro forma weighted average common shares outstanding, basic	14,455,387	15,122,335

Weighted average common shares outstanding, diluted, as reported	9,226,376	9,234,618
Total adjustments reflected in the pro forma weighted average common shares outstanding, basic	5,229,011	5,887,717
In-the-money stock options	833,683	—

Pro forma weighted average common shares outstanding, diluted	15,289,070	15,122,335